Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Famous Uncle Al’s Hot Dogs & Grille, Inc.,
a Delaware corporation

and

American Standard Energy Corp.,
a Nevada corporation

and

the Shareholders of
American Standard Energy Corp.

Dated as of October 1, 2010

EXHIBIT A

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 1st day of October, 2010, by and between Famous Uncle Al’s Hot Dogs & Grille, Inc., a Delaware corporation (hereinafter referred to as “Famous Al’s”), American Standard Energy, Corp., a Nevada company (hereinafter referred to as “ASEC”) and the shareholders of ASEC (the “ASEC Shareholders”), upon the following premises:

Premises

WHEREAS, Famous Al’s is a Delaware company with no significant operations;

WHEREAS, ASEC is a private company incorporated under the laws of the State of Nevada on April 25, 2010, for the purposes of drilling exploratory and developmental wells primarily in the Northern Regions of the U.S.  ASEC is currently evaluating Bakken properties for acquisition.

WHEREAS, Famous Al’s agrees to acquire up to 100% of the issued and outstanding shares of ASEC from the ASEC Shareholders in exchange for the issuance of certain shares of Famous Al’s (the “Exchange”) and the ASEC Shareholders agree to exchange their shares of ASEC on the terms described herein. On the Closing Date (as defined in Section 4.03), ASEC will become a wholly-owned subsidiary of Famous Al’s;

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ASEC

As an inducement to, and to obtain the reliance of Famous Al’s, except as set forth in the ASEC Schedules (as hereinafter defined), ASEC represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01      Incorporation. ASEC is a company duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the ASEC Schedules are complete and correct copies of the articles of incorporation of ASEC as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of ASEC’s articles of incorporation.  ASEC has taken all actions required by law and its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement.  ASEC has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02      Authorized Shares.  The number of shares which ASEC is authorized to issue consists of 11,000,000 shares of a single class, par value of $0.001 per share.  There are 11,000,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

EXHIBIT A

Section 1.03      Subsidiaries and Predecessor Corporations.  Except as set forth in the ASEC Schedule 1.03, ASEC does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “ASEC” also includes those subsidiaries set forth on the ASEC Schedules.

Section 1.04      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which ASEC is a party or to which any of its assets, properties or operations are subject.

Section 1.05      Compliance With Laws and Regulations.  To the best of its knowledge, ASEC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ASEC or except to the extent that noncompliance would not result in the occurrence of any material liability for ASEC.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.06      Approval of Agreement.  The Board of Directors of ASEC has authorized the execution and delivery of this Agreement by ASEC and has approved this Agreement and the transactions contemplated hereby, and will recommend to the ASEC Shareholders that the Exchange be accepted.

Section 1.07       ASEC Schedules.  ASEC has delivered to Famous Al’s the following schedules, which are collectively referred to as the “ASEC Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of ASEC as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the articles of incorporation of ASEC in effect as of the date of this Agreement; and

(b)           a schedule containing the other information requested above.

ASEC shall cause the ASEC Schedules and the instruments and data delivered to Famous Al’s hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.08      Valid Obligation.  This Agreement and all agreements and other documents executed by ASEC in connection herewith constitute the valid and binding obligation of ASEC, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FAMOUS AL’S

As an inducement to, and to obtain the reliance of ASEC and the ASEC Shareholders, except as set forth in the Famous Al’s Schedules (as hereinafter defined), Famous Al’s represents and warrants, as of the date hereof and as of the Closing Date, as follows:

EXHIBIT A

Section 2.01      Organization.  Famous Al’s is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Famous Al’s Schedules are complete and correct copies of the certificate of incorporation and articles of association of Famous Al’s (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Famous Al’s certificate of incorporation or Articles.  Famous Al’s has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Famous Al’s has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02       Capitalization.

(a)       Famous Al’s authorized capitalization consists of (a) 70,000,000 shares of common stock, par value $0.001 per share, of which approximately 28,540,293 shares are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Famous Al’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Famous Al’s common shares; and (v) no common shares were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or securities.  All outstanding Famous Al’s common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)       There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Famous Al’s, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Famous Al’s is a party or by which it is bound obligating Famous Al’s to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Famous Al’s or obligating Famous Al’s to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Famous Al’s common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Famous Al’s is a party or by which it is bound with respect to any equity security of any class of Famous Al’s, and there are no agreements to which Famous Al’s is a party, or which Famous Al’s has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03      Subsidiaries and Predecessor Corporations.  Famous Al’s does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

EXHIBIT A

Section 2.04       Financial Statements.

(a)       Included in the Famous Al’s Schedules are (i) the audited balance sheets of Famous Al’s as of December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2009 together with the notes to such statements and the opinion of Michael F. Cronin, independent certified public accountant, with respect thereto;

(b)       Included in the Famous Al’s Schedules are: (i) unaudited balance sheets of June 30, 2010 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Michael F. Cronin, Certified Public Accountant;

(c)       All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Famous Al’s balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Famous Al’s.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Famous Al’s had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Famous Al’s, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)       Famous Al’s has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)       Famous Al’s has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)        The books and records, financial and otherwise, of Famous Al’s are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)       All of Famous Al’s assets are reflected on its financial statements, and, except as set forth in the Famous Al’s Schedules or the financial statements of Famous Al’s or the notes thereto, Famous Al’s has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05       Information.  The information concerning Famous Al’s set forth in this Agreement and the Famous Al’s Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Famous Al’s has fully disclosed in writing to ASEC (through this Agreement or the Famous Al’s Schedules) all information relating to matters involving Famous Al’s or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Famous Al’s or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Famous Al’s, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

EXHIBIT A

Section 2.06       Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Famous Al’s.

Section 2.07       Absence of Certain Changes or Events.  Since the date of the most recent Famous Al’s balance sheet:

(a)       there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Famous Al’s or (ii) any damage, destruction or loss to Famous Al’s (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Famous Al’s;

(b)       Famous Al’s has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Famous Al’s; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)       Famous Al’s has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Famous Al’s balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Famous Al’s; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)      to its knowledge, Famous Al’s has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Famous Al’s.

Section 2.08       Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Famous Al’s after reasonable investigation, threatened by or against Famous Al’s or affecting Famous Al’s or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Famous Al’s Schedule 2.08.  Famous Al’s has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

EXHIBIT A

Section 2.09       Contracts.

(a)       Famous Al’s is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)      Famous Al’s is not a party to or bound by, and the properties of Famous Al’s are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)       Famous Al’s is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Famous Al’s.

Section 2.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Famous Al’s is a party or to which any of its assets, properties or operations are subject.

Section 2.11      Compliance With Laws and Regulations.  To the best of its knowledge, Famous Al’s has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12      Approval of Agreement.  The Board of Directors of Famous Al’s has authorized the execution and delivery of this Agreement by Famous Al’s and has approved this Agreement and the transactions contemplated hereby.

Section 2.13      Material Transactions or Affiliations.  Except as disclosed herein and in the Famous Al’s Schedules, there exists no contract, agreement or arrangement between Famous Al’s and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Famous Al’s to own beneficially, 5% or more of the issued and outstanding common shares of Famous Al’s and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Famous Al’s has, or has had since inception of Famous Al’s, any known interest, direct or indirect, in any such transaction with Famous Al’s which was material to the business of Famous Al’s. Famous Al’s has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14      Famous Al’s Schedules.  Famous Al’s has delivered to ASEC the following schedules, which are collectively referred to as the “Famous Al’s Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Famous Al’s  to be complete, true, and accurate in all material respects as of the date of this Agreement.

EXHIBIT A

(a)         a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Famous Al’s as in effect as of the date of this Agreement;

(b)        a schedule containing the financial statements of Famous Al’s identified in paragraph 2.04(a) and (b);

(c)         a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Famous Al’s since June 30, 2010, required to be provided pursuant to section 2.07 hereof; and

(d)        a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Famous Al’s Schedules by Sections 2.01 through 2.13.

Famous Al’s shall cause the Famous Al Schedules and the instruments and data delivered to ASEC hereunder to be promptly updated after the date hereof up to and including the Closing Date.

.  Set forth in the Famous Al’s Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Famous Al’s within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Famous Al’s, (b) all safe deposit boxes and other similar custodial arrangements maintained by Famous Al’s within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Famous Al’s or who are otherwise authorized to act on behalf of Famous Al’s with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

  This Agreement and all agreements and other documents executed by Famous Al’s in connection herewith constitute the valid and binding obligation of Famous Al’s, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.15      Financial Statements.

(a)     Famous Al’s has made available to ASEC a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Famous Al’s with the SEC for the 36 months prior to the date of this Agreement (the “Famous Al’s SEC Reports”), which, to Famous Al’s knowledge, are all the forms, reports and documents filed by Famous Al’s with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Famous Al’s knowledge, the Famous Al’s SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Famous Al’s SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

EXHIBIT A

(b)    Each set of financial statements (including, in each case, any related notes thereto) contained in the Famous Al’s SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Famous Al’s at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Famous Al’s taken as a whole.

Section 2.16      Over-the-Counter Bulletin Board Quotation. Famous Al’s Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no action or proceeding pending or, to Famous Al’s knowledge, threatened against Famous Al’s by The Financial Industry Regulatory Authority, Inc. (“FINRA”), with respect to any intention by such entities to prohibit or terminate the quotation of Famous Al’s Common Stock on the OTCBB.

Section 2.17      Exchange Act Compliance.  Famous Al’s is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Famous Al’s is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Famous Al’s.

Section 2.18      Title to Property.  Famous Al’s does not own or lease any real property or personal property.  There are no options or other contracts under which Famous Al’s has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.19       Intellectual Property.  Famous Al’s does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE ASEC SHAREHOLDERS

The ASEC Shareholders hereby represents and warrants, severally and solely, to Famous Al’s as follows.

Section 3.01       Good Title.  Each of the ASEC Shareholders is the record and beneficial owner, and has good title to his ASEC common shares, with the right and authority to sell and deliver such ASEC common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Famous Al’s as the new owner of such ASEC common shares in the share register of ASEC, Famous Al’s will receive good title to such ASEC common shares, free and clear of all Liens.

Section 3.02      Power and Authority. Each of the ASEC Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the ASEC Shareholders, enforceable against the ASEC Shareholders in accordance with the terms hereof.

EXHIBIT A

Section 3.03      No Conflicts.  The execution and delivery of this Agreement by the ASEC Shareholders and the performance by the ASEC Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the ASEC Shareholders and (c) will not violate or breach any contractual obligation to which the ASEC Shareholders are a party.

Section 3.04      Finder’s Fee.  Each of the ASEC Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05      Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the ASEC Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the ASEC Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06        Acquisition of Exchange Shares for Investment.

(a)           Each ASEC Shareholder is acquiring the Exchange Shares for investment for ASEC Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each ASEC Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each ASEC Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)           Each ASEC Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Famous Al ‘s and its securities.

(c)           Each ASEC Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such ASEC Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

EXHIBIT A

(d)           Each ASEC Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such ASEC Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such ASEC Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Famous Al’s prior to Closing as may be requested by Famous Al’s to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such ASEC Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)           Each ASEC Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)            Each ASEC Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Famous Al’s and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such ASEC Shareholder under Regulation D has been furnished to such ASEC Shareholder by Famous Al’s.  To the full satisfaction of each ASEC Shareholder, he has been furnished all materials that he has requested relating to Famous Al’s and the issuance of the Exchange Shares hereunder, and each ASEC Shareholder has been afforded the opportunity to ask questions of Famous Al’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the ASEC Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Famous Al’s set forth in this Agreement, on which each of the ASEC Shareholders have relied in making an exchange of his ASEC shares for the Exchange Shares.

(g)           Each ASEC Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each ASEC Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Famous Al’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

EXHIBIT A

(h)           The ASEC Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the ASEC Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07      Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the ASEC Shareholders consents to Famous Al’s making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01      The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the ASEC Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of ASEC set forth on the ASEC Schedules attached hereto, constituting all of the shares of ASEC held by such shareholder; the objective of such Exchange being the acquisition by Famous Al’s of not less than 100% of the issued and outstanding shares of ASEC.  In exchange for the transfer of such securities by the ASEC Shareholders, Famous Al’s shall issue to the ASEC Shareholders, his affiliates or assigns, a total of 22,000,000 shares pursuant to Table 1 attached hereto, representing approximately 99% of the total common shares of Famous Al’s after issuance, for all of the outstanding shares of ASEC held by the ASEC Shareholders (the “Exchange Shares”). At the Closing Date, each of the ASEC Shareholders shall, on surrender of his certificate or certificates representing his ASEC shares to ASEC or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of ASEC shall be held by Famous Al’s.  Upon consummation of the transaction contemplated herein there shall be approximately 25,540,293 Famous Al’s common shares issued and outstanding.

Section 4.02      Exchange of Options. Effective as of the Closing Date, the holders (individually, the “Holder,” and collectively the “Holders”) of the outstanding options of ASEC (the “Options”), as set forth on Schedule 4.02 hereto, as well as the Options issuable pursuant to deferred compensation agreements, upon the exercise or conversion of the Options, shall have the right to convert such Options into the kind and amount of Famous Al’s common stock and other securities and property which such Holder would have owned or have been entitled to receive prior to the Closing of the share exchange transaction contemplated in this Agreement.  For example, the Holder will be entitled to receive two (2) shares of Famous Al’s common stock for each share of ASEC common stock underlying the option.

Section 4.03      Cancellation of Certain Shares of Famous Al’s Common Stock.  Simultaneous with the issuance of the Exchange Shares, Troy Pope, the majority shareholder of Famous Al’s, will cancel a total number of 25,000,000 of Famous Al’s common shares for additional consideration of $25,000 from ASEC pursuant to a Stock Cancellation Agreement.     Additionally, as consideration for extinguishing all outstanding liabilities of Famous Al’s as of the Closing Date, Famous Al’s shall transfer its restaurant franchising rights to Famous Uncle Al’s Hot Dogs & Grille, LLC, a Nevada corporation, within thirty days of the Closing

EXHIBIT A

Section 4.04      Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur following the payment of the outstanding liabilities of Famous Al’s, which may be paid from the proceeds at Closing, and upon the exchange of the shares of Famous Al’s and ASEC as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.05      Closing Events.  At the Closing, Famous Al’s, ASEC and the ASEC Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.06      Termination.  This Agreement may be terminated by the Board of Directors of ASEC or Famous Al’s only in the event that Famous Al’s or ASEC do not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01      Access to Properties and Records.  Famous Al’s and  ASEC will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Famous Al’s or ASEC , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Famous Al’s or ASEC, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02      Delivery of Books and Records.  At the Closing, Famous Al’s shall deliver to ASEC, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Famous Al’s which is now in the possession of Famous Al’s or its representatives.

Section 5.03      Third Party Consents and Certificates.  Famous Al’s and ASEC agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04      Designation of Directors and Officer.  At the Closing, Scott Feldhacker and Richard MacQueen shall be appointed as directors of Famous Al’s, and the existing officer and directors of Famous Al’s, Dean Valentino and Paul Esposito, after the signing of this Agreement, shall tender their resignation of their positions held with Famous Al’s effective immediately.  In addition, upon the signing of this Agreement, Famous Al’s shall immediately appoint Scott Feldhacker as Chief Executive Officer and as a Director, Andrew Wall as Secretary and General Counsel, Richard MacQueen as President and Director and Scott Mahoney as the Chief Financial Officer of Famous Al’s.

EXHIBIT A

Section 5.05      Indemnification.  Famous Al’s hereby agrees to indemnify ASEC and each of the officers, agents, and directors of ASEC and the ASEC Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06      The Acquisition of Famous Al’s Common Shares.  Famous Al’s and ASEC understand and agree that the consummation of this Agreement including the issuance of the Famous Al’s common shares to the ASEC Shareholders in exchange for the ASEC Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Famous Al’s and ASEC agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, ASEC Shareholders shall execute and deliver to Famous Al’s a Suitability Letter and an Investment Representation Letter in substantially the same form as that attached hereto as Exhibit A and Exhibit B, respectively.

(b)           In connection with the transaction contemplated by this Agreement, Famous Al’s and ASEC shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of ASEC reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, ASEC, the ASEC Shareholders, and Famous Al’s shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as ASEC or Famous Al’s and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d)           The ASEC Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07       Sales of Securities Under Rule 144, If Applicable.

(a)           Famous Al’s will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Famous Al’s that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Famous Al’s will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

EXHIBIT A

(c)           If any certificate representing any such restricted stock is presented to Famous Al’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Famous Al’s will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.08      Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Famous Al’s prior to the Exchange, ASEC has indicated it will not enter into this Agreement unless Famous Al’s has arranged for the payment and discharge of all of Famous Al’s liabilities, including all of Famous Al’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Famous Al’s has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.09      Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of ASEC, after the Closing Date, Paul Esposito and Dean Valentino shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Famous Al’s occurring, reported or filed prior to the Closing, as may be necessary or required by Famous Al’s for the preparation of the reports that Famous Al’s is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF FAMOUS AL’S

The obligations of Famous Al’s under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by ASEC and ASEC Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  ASEC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ASEC prior to or at the Closing.  Famous Al’s shall be furnished with a certificate, signed by a duly authorized executive officer of ASEC and dated the Closing Date, to the foregoing effect.

Section 6.02      Officer’s Certificate.  Famous Al’s shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ASEC to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of ASEC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the ASEC Schedules, by or against ASEC, which might result in any material adverse change in any of the assets, properties, business, or operations of ASEC

Section 6.03      Good Standing.  Famous Al’s shall have received a certificate of good standing from the Nevada Secretary of State dated as of a date within ten days prior to the Closing Date, certifying that ASEC is in good standing as a company in the State of Nevada.

EXHIBIT A

Section 6.04      Approval by ASEC Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of ASEC, unless a lesser number is agreed to by Famous Al’s.

Section 6.05      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of ASEC after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07      Other Items.

(a)           Famous Al’s shall have received a list containing the name, address, and number of shares held by the ASEC Shareholders as of the date of Closing, certified by an executive officer of ASEC as being true, complete and accurate; and

(b)           Famous Al’s shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Famous Al’s may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF ASEC
AND THE ASEC SHAREHOLDERS

The obligations of ASEC and the ASEC Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Famous Al’s in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Famous Al’s shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Famous Al’s.

Section 7.02      Closing Certificate.  ASEC shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Famous Al’s, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Famous Al’s threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Famous Al’s Schedules, by or against Famous Al’s, which might result in any material adverse change in any of the assets, properties or operations of Famous Al’s.

Section 7.03      Officer’s Certificate. ASEC shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Famous Al’s, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of Famous Al’s contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

EXHIBIT A

Section 7.04      Legal Opinion. ASEC shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Famous Al’s, covering such matters as it relates to this Agreement and the issuance of the Famous Al’s common shares and other matters reasonably requested by ASEC.

Section 7.05      Good Standing.  ASEC shall have received a certificate of good standing from the Delaware Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Famous Al’s is in good standing as a company in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Famous Al’s after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.08      Shareholder Report.  Upon issuance of the Exchange Shares, ASEC shall receive a shareholder’s report reflective of all Famous Al’s shareholders which does not exceed 25,540,293 issued and outstanding common shares of Famous Al’s as of the Closing Date.

Section 7.09      SEC Filings.  Prior to the Closing Date, Famous Al’s shall have filed its quarterly report on Form 10Q for the period ending June 30, 2010 and provided the books and records of Famous Al’s in order to complete the quarterly report for the period ending September 30, 2010.

Section 7.10      Other Items.  ASEC shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as ASEC may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01      Brokers.  Famous Al’s and ASEC agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Famous Al’s and ASEC each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Tempe, Arizona, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

EXHIBIT A

Section 8.03      Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to ASEC, to:	American Standard Energy, Corp.
Attn: Chief Executive Officer
60 East Rio Salado Parkway, Suite 900
Tempe, AZ 85281

With copies to (which shall not constitute notice):

Kristina L. Trauger, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

If to Famous Al’s, to:	Famous Uncle Al’s Hot Dogs & Grille, Inc.
Attn: Chief Executive Officer
282 Katonah Ave., #137
Katonah, NY 10536

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04      Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05       Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

EXHIBIT A

Section 8.06       Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07       Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08      Third Party Beneficiaries.  This contract is strictly between Famous Al’s and ASEC, and, except as specifically provided, no director, officer, stockholder (other than the ASEC Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09      Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Famous Al’s and ASEC will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10      Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.12      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

EXHIBIT A

EXHIBIT A

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

FAMOUS UNCLE AL’S HOT DOGS & GRILLE,
INC.

By:	/s/Paul Esposito
Name: Paul Esposito
Title: Chief Executive Officer

AMERICAN STANDARD ENERGY, CORP.

By:	/s/Scott Feldhacker
Name: Scott Feldhacker
Title: Chief Executive Officer

ASEC Shareholders:

By:

By:

By:

By:

By:

By:

EXHIBIT A

Table 1:                      Exchange Shares to be Issued

Founders

Scott Feldhacker	950,000
Richard MacQueen	1,000,000
Andrew Wall	100,000
Scott Mahoney	100,000
Davina Lockhart	1,000,000
Norena Walker	200,000
James Mattioli	50,000
Donna Martinot	100,000
S. Paul Kelley	200,000
William Feldhacker	200,000
Linda MacQueen	100,000

	4,000,000

XOG Operating LLC	1,360,000
Geronimo Holding Corporation	14,064,000
CLW Texas 2008 LP	576,000

PPM

Bruce Smith	33,334	
Julian Ford	33,334	
Mark Stone	33,334	
Jim Patton	33,334	
Linda Phelps	36,000	
Barbara Dember	30,000	
Norena Walker	340,000	
Mary Lorenz	33,334	
Robert Callier	33,334	
William Killian	33,334	
Scott Soulier	34,000	
Terry Hohenshelt	80,000	
Randall Capps	60,000	
Heather Feldhacker	60,000	
Nicolette Soulier	60,000	
Randall Capps	300,000	
Hayden Pitts	60,000	
Logan Capps	60,000	
Paige Capps	60,000	
Adrian J. Robie	26,668	
Lee Morrell	26,668	
David Mahoney	26,668	
Laurence Lof	33,334	
John Ford	33,334	
	-------------	= 1,560,010